EXHIBIT 4(C)









                       CREDIT AGREEMENT



                  dated as of April 27, 2000

                            between

                    LINCOLN SNACKS COMPANY

                              and

                     THE BANK OF NEW YORK

ARTICLE 1 DEFINITIONS; ACCOUNTING TERMS.                         1
  Section 1.1  Definitions                                       1
  Section 1.2  Accounting Terms                                  10
  Section 1.3  Rounding                                          11
  Section 1.4  Exhibits and Schedules                            11
  Section 1.5  References to "Borrower and its Subsidiaries"     11
  Section 1.6  Miscellaneous Terms                               11

ARTICLE 2 THE LOANS                                              11
  Section 2.1  The Loans                                         11
  Section 2.2  The Note                                          12
  Section 2.3  Procedures for Borrowing under Loans              12
  Section 2.4  Maturity of Loans and Commitment Reduction        13
  Section 2.5  Optional Prepayments                              13
  Section 2.6  Mandatory Prepayment                              14
  Section 2.7  Interest on the Loans                             14
  Section 2.8  Fees                                              15
  Section 2.9  Payments Generally                                15
  Section 2.10 Capital Adequacy                                  15
  Section 2.11 Increased Costs                                   16
  Section 2.12 Illegality                                        16
  Section 2.13 Payments to be Free of Deductions                 17
  Section 2.14 Computations                                      18
  Section 2.15 Obligations Absolute                              18

ARTICLE 3 SECURITY                                               18
  Section 3.1  Security Documents                                18
  Section 3.2  Further Assurances                                19

ARTICLE 4 CONDITIONS PRECEDENT                                   19
  Section 4.1  Documentary Conditions Precedent                  19
  Section 4.2  Additional Conditions Precedent to Each Loan      21
  Section 4.3  Deemed Representations                            22

ARTICLE 5 REPRESENTATIONS AND WARRANTIES                         22
  Section 5.1  Incorporation Good Standing and Due Qualification 22
  Section 5.2  Corporate Power and Authority: No Conflicts       22
  Section 5.3  Legally Enforceable Agreements                    23
  Section 5.4  Litigation                                        23
  Section 5.5  Financial Statements                              23
  Section 5.6  Ownership and Liens                               23
  Section 5.7  Taxes                                             24
  Section 5.8  ERISA                                             24
  Section 5.9  Subsidiaries and Ownership of Stock               24
  Section 5.10 Credit Arrangements                               25
  Section 5.11 Operation of Business                             25
  Section 5.12 No Default on Outstanding Judgments or Orders     26
  Section 5.13 No Defaults on Other Agreements                   26
  Section 5.14 Consents and Approvals                            26
  Section 5.15 Partnerships                                      26
  Section 5.16 Environmental Protection                          26
  Section 5.17 Copyrights Patents, Trademarks, Etc               27
  Section 5.18 Compliance with Laws                              27
  Section 5.19 Events of Default                                 28
  Section 5.20 Use of Proceeds                                   28

ARTICLE 6 AFFIRMATIVE COVENANTS                                  28
  Section 6.1  Maintenance of Existence                          28
  Section 6.2  Conduct of Business                               28
  Section 6.3  Maintenance of Properties                         28
  Section 6.4  Maintenance of Records                            29
  Section 6.5  Maintenance of Insurance                          29
  Section 6.6  Compliance with Laws                              29
  Section 6.7  Right of Inspection                               29
  Section 6.8  Reporting Requirements                            29
  Section 6.9  Certificates                                      32
  Section 6.10 Further Assurances                                33
  Section 6.11 Compliance with Agreements                        33
  Section 6.12 Use of Proceeds                                   33
  Section 6.13 Security                                          33

ARTICLE 7 NEGATIVE COVENANTS                                     33
  Section 7.1  Debt                                              33
  Section 7.2  Guaranties, Etc                                   34
  Section 7.3  Liens                                             34
  Section 7.4  Investments and Advances                          35
  Section 7.5  Mergers and Consolidations and
                Acquisitions of Assets                           35
  Section 7.6  Sale of Assets                                    35
  Section 7.7  Repayment of Subordinated Debt                    35
  Section 7.8  Transactions with Affiliates                      35
  Section 7.9  Debt to EBITDA Ratio                              36
  Section 7.10 EBITDA to Interest Expense Ratio                  36
  Section 7.11 Dividends; Distributions                          36
  Section 7.12 Sale of Receivables                               36
  Section 7.13 Capital Expenditures                              36

ARTICLE 8 EVENTS OF DEFAULT                                      36
  Section 8.1  Events of Default                                 36
  Section 8.2  Remedies                                          39

ARTICLE 9 MISCELLANEOUS                                          39
  Section 9.1  Amendments and Waivers                            39
  Section 9.2  Usury                                             39
  Section 9.3  Expenses; Indemnities                             40
  Section 9.4  Term; Survival                                    41
  Section 9.5  Assignment; Participations                        42
  Section 9.6  Notices                                           42
  Section 9.7  Setoff                                            42
  Section 9.8  Jurisdiction; Immunities                          43
  Section 9.9  Table of Contents; Headings                       43
  Section 9.10 Severability                                      43
  Section 9.11 Counterparts                                      43
  Section 9.12 Integration                                       43
  Section 9.13 Governing Law                                     44
  Section 9.14 Authorization of Third Parties to Deliver
                 Opinions, Etc                                   44
  Section 9.15 Waivers                                           44

Schedule 1.1     Lending Offices
Schedule 5.4     Litigation
Schedule 5.6     Liens
Schedule 5.9     Subsidiaries
Schedule 5.10(a) Credit Arrangements
Schedule 5.14    Consents and Approvals
Schedule 5.15    Partnerships

Exhibit A        Promissory Note
Exhibit B        Notice of Borrowing
Exhibit C        Borrowing Base Certificate
Exhibit D        Officer's Certificate
Exhibit E        Description of Opinion of Counsel to Borrower and
                  Subsidiaries
Exhibit F        Subsidiary Security Agreement
Exhibit G        Guaranty Agreement

  CREDIT AGREEMENT dated as of April 27, 2000 between LINCOLN SNACKS COMPANY, a Delaware corporation (the "Borrower"), and THE BANK OF NEW YORK (the "Bank").

  The Borrower desires that the Bank extend credit as provided herein, and the Bank is prepared to extend such credit. Accordingly, the Borrower and the Bank agree as follows:

                            ARTICLE 1

                 DEFINITIONS; ACCOUNTING TERMS.

  Section 1.1 Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

  "Acceptable Acquisitions" has the meaning given to such term in
Section 7.5.

  "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (i) any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and officer of the Borrower shall be deemed to be an Affiliate of the Borrower.

  "Agreement" means this Credit Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

  "Alternate Base Rate" means, for any day, a rate per annum equal to the higher of (a) the Prime Rate for such day and (b) 0.5% plus the Federal Funds Rate for such day.

  "Alternate Base Rate Loan" means any Loan which bears interest at the Alternate Base Rate.

  "Applicable Interest Rate" means (a) for any Alternate Base Rate Loan, the Alternate Base Rate and (b) for any Eurodollar Rate Loan, the Eurodollar Rate plus the Applicable Margin.

  "Applicable Margin" means the rate per annum for each rating level period set forth in the schedule below:

                            Applicable Margin
       Level I Period                1.25%
       Level II Period               1.50%
       Level III Period              1.75%
       Level IV Period               2.00%

  For purposes of determining whether a Level I Period, Level II Period, Level III Period or Level IV Period exists, the Borrower shall determine the ratio of funded Senior Debt of the Borrower and its Subsidiaries as of the determination date to EBITDA of the Borrower and its Subsidiaries for the immediately preceding twelve (12) months (ending on such date) on the date of each new Borrowing and no less frequently than each month end thereafter and shall certify to such ratio in a certificate delivered to the Bank; provided that, if the Borrower fails to provide the Bank with such a certificate, the Applicable Margin shall correspond to a Level IV Period.

  "Borrowing" means each borrowing consisting of a Loan from the Bank under this Agreement.

  "Borrowing Base" means at any time, the sum of (i) 75% of all Eligible Receivables plus (ii) the lesser of (x) $2,000,000, (y) the amount determined pursuant to clause (i) in this definition, and (z) 50% of the "value" of the Eligible Inventory. The "value" of Eligible Inventory shall be computed at the lower of cost (computed on a "first in, first out" basis) or market.

   "Business Day" means any day (other than a Saturday, Sunday or legal holiday) on which commercial banks are not authorized or required or permitted by law to close in Connecticut, except that with respect to notices, determinations and payments with respect to Eurodollar Rate Loans, such day shall be a "Business Day" only if it is also a day on which dealings (including dealings in Dollar deposits) are carried out in the London interbank Eurodollar market.

  "Capital Expenditures" means, for any period, the Dollar amount of gross expenditures (including payments in respect of Capital Lease Obligations) made for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) incurred during such period, all as determined in accordance with GAAP.

   "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

  "Capital Lease Obligation" means the obligation of the lessee under a Capital Lease. The amount of a Capital Lease Obligation at any date is the amount at which the lessee's liability under the related Capital Lease would be required to be shown on its balance sheet at such date in accordance with GAAP.

  "Closing Date" means April 27, 2000. The closing of this transaction shall occur in Stamford, Connecticut.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  "Collateral" means any property in which the Bank has been granted a security interest by the Borrower and the Subsidiaries.

  "Commitment" means the commitment of the Bank to make Loans hereunder as set forth in Section 2.1.

  "Commitment Period" means the period from and including the Closing
Date to but not including the Termination Date or such earlier date as the Commitment shall terminate as provided herein.

   "Debt" means, with respect to any Person: (a) indebtedness of such Person for borrowed money; (b) indebtedness for the deferred purchase price of Property or services (except trade payables in the ordinary course of business); (c) Unfunded Vested Liabilities of such Person (if such Person is not the Borrower, determined in a manner analogous to that of determining Unfunded Vested Liabilities of the Borrower); (d) the face amount of any outstanding letters of credit issued for the account of such Person; (e) obligations arising under acceptance facilities; (f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase or to provide funds for payment of the obligations of another Person, to supply funds to invest in any Person to cause such Person to maintain a minimum working capital or net worth or otherwise assure the creditors of such Person against loss; (g) obligations secured by any Lien on Property of such Person; and (h) Capital Lease Obligations.

   "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

  "Default Rate" means for any Loan a rate per annum equal at all times to the lesser of (a) 2% per annum above the Applicable Interest Rate in effect from time to time with respect to such Loan or (b) the highest rate permitted by law.

  "Dollars" and the sign "$" mean lawful money of the United States of America.

  "EBITDA" means, for any period, the sum of (a) net income for such period, plus (b) Interest Expense for such period, plus (c) income tax expense deducted in determining net income for such period, plus (d) total depreciation expense, plus (e) total amortization expense, in each case of the Borrower and its Subsidiaries, all of which shall be determined in accordance with GAAP.

  "Eligible Inventory" means finished goods and raw materials held by the Borrower for sale or contracts of sale and that the Bank, in the exercise of its sole discretion, deems to be Eligible Inventory. No Inventory shall be Eligible Inventory unless, in the Bank's opinion, it (i) is in good, new and saleable condition, (ii) is not obsolete or unmerchantable, (iii) meets all standards for use and sale imposed by any governmental agency or authority, (iv) conforms in all material respects to the warranties, representations and covenants set forth herein, and (v) is at all times subject to the Bank's duly perfected security interest and no other Lien except as permitted under Section 7.3.

  "Eligible Receivable" means each Receivable which arises out of a bona fide sale of goods (not services) of the kind ordinarily sold by the Borrower in the ordinary course of the Borrower's business, and acceptable to the Bank in its sole discretion in all respects. A Receivable shall, however, in no event be deemed to be eligible unless (i) the Borrower is the owner of the Receivable free and clear of any claim, Lien or security interest; (ii) such Receivable continues to be in full conformity with all warranties and covenants made by the Borrower with respect thereto contained herein or in the Security Agreement; (iii) no more than ninety (90) days shall have elapsed from the invoice date; (iv) such Receivable does not represent a bill and hold sale, a consignment sale, a guaranty sale, a sale to a Subsidiary of the Borrower or any other such similar sale; (v) such Receivable is not subject to set off, counterclaim, allowance, adjustment or dispute and there have been no allowances or adjustments other than as shown on the invoice; (vi) the Receivable is not an obligation of an Affiliate of the Borrower, due from a foreign obligor, due from the United States Government or any agency thereof unless the Bank's lien is perfected on such Receivable, or due from a debtor believed to be bankrupt, insolvent or generally unable to pay its debts as they become due; (vii) such Receivable arose in the ordinary course of business; (viii) such Receivable arose from the absolute sale of goods by the Borrower in which goods the Borrower had the sole and complete ownership and the goods have been shipped or delivered to the account debtor and evidenced by shipping and delivery receipts which are in the possession of the Borrower; (ix) such Receivable is not subject to any prior or subsequent assignment, claim, Lien or security interest other than that in favor of the Bank; and (x) such Receivable is not from an account debtor of the Borrower which has twenty-five percent (25%) or more of the value of its account more than ninety (90) days past the due date.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

  "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

  "Eurodollar Rate" means, for the Interest Period for each Eurodollar
Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to (x) the rate at which deposits in Dollars are offered by the Bank to prime commercial banks in the London interbank Eurodollar market at approximately 11:00 a.m. London time two Business Days before the first day of such Interest Period for a period equal to such Interest Period and in an amount equal to the Borrowing, divided by (y) one (1) minus the Reserve Requirement for each such Eurodollar Rate Loan for such Interest Period.

  "Eurodollar Rate Loan" means any Loan if the Borrower elects in accordance with Section 2.3 for a Loan to bear interest at the Eurodollar Rate plus the Applicable Margin.

  "Event of Default" has the meaning given such term in Section 8.1.

  "Federal Funds Rate" means, for any day, the weighted average of the rate on overnight Federal funds transactions with the members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

  "Financing Statements" means the UCC-1 financing statements including any fixture filings, signed by the Borrower in connection with the security interests granted to the Bank pursuant to the Security Agreement.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.5 (except for changes concurred in by the Borrower's independent public accountants).

   "Guaranty Agreement" means a Guaranty Agreement in substantially the form of Exhibit G made by a Subsidiary in favor of the Bank.

   "Interest Expense" means, for any period, the consolidated interest expense on Senior Debt and Subordinated Debt, including the interest portion of rental payments under Capital Leases, of the Borrower and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

  "Interest Period" means (a) for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date such Eurodollar Rate Loan is made or on the last day of the immediately preceding Interest Period, as the case may be, and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the Borrower may select as provided in Section 2.3; and (b) for each Alternate Base Rate Loan comprising part of the same Borrowing, the period commencing on the date such Alternate Base Rate Loan is made or on the last day of the preceding Interest Period, as the case may be, and ending on the 30th day after the date of such Alternate Base Rate Loan or the last day of the preceding Interest Period, as the case may be; provided, however, that:

  (i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, with respect to Eurodollar Rate Loans, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day;

  (ii) no Interest Period for any Loan shall extend beyond the Termination Date; and

  (iii) if any Interest Period begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

  "Inventory" means, as of the date of determination thereof, all goods, merchandise, raw materials, supplies, goods in process, finished goods and other tangible personal property of the Borrower held for processing, sale or lease or furnished or to be furnished by the Borrower under contracts of service or to be used or consumed in the Borrower's business, including, without limitation, work in progress subject to purchase orders of the Borrower.

  "Investment" means, with respect to any Person, any investment by or of such Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution or other debt or equity participation or interest, in any other Person, including any partnership, limited liability company and joint venture interests of such Person in any other Person.

  "Lending Office" means, for each type of Loan, the lending office of the Bank (or of an Affiliate of the Bank) designated as such for such type of Loan on Schedule 1.1 or such other office of the Bank (or of an Affiliate of the Bank) as the Bank may from time to time specify to the Borrower as the office through which Loans of such type are to be made and maintained.

  "Level I Period" means any period during which the ratio of funded
Senior Debt of the Borrower and its Subsidiaries as of a determination date to EBITDA of the Borrower and its Subsidiaries for the immediately preceding twelve (12) months (ending on such date) is less than or equal to 1.00 to 1.00.

  "Level II Period" means any period during which the ratio of funded
Senior Debt of the Borrower and its Subsidiaries as of a determination date to EBITDA of the Borrower and its Subsidiaries for the immediately preceding twelve (12) months (ending on such date) is greater than 1.00 to 1.00 and less than 1.50 to 1.00.

  "Level III Period" means any period during which the ratio of funded Senior Debt of the Borrower and its Subsidiaries as of a determination date to EBITDA of the Borrower and its Subsidiaries for the immediately preceding twelve (12) months (ending on such date) is greater than or equal to 1.50 to
1.00 and less than or equal to 2.25 to 1.00.

  "Level IV Period" means any period during which the ratio of funded
Senior Debt of the Borrower and its Subsidiaries as of a determination date to EBITDA of the Borrower and its Subsidiaries for the immediately preceding twelve (12) months (ending on such date) is greater than 2.25 to 1.00.

  "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

  "Loans" means each loan made by the Bank pursuant to Section 2.1.
Each Loan shall be an Alternate Base Rate Loan or Eurodollar Rate Loan, as the Borrower may from time to time elect pursuant to Section 2.3.

  "Multiemployer Plan" means a Plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

  "Negative Pledge Agreement" means the Negative Pledge Agreement with respect to the real property owned by the Borrower in Lincoln, Nebraska, dated the date hereof, duly executed by the Borrower, as the same may be amended from time to time.

  "Note" means a promissory note of the Borrower, in the form of Exhibit A hereto, evidencing the Loans made by the Bank hereunder.

  "Notice of Borrowing" means the certificate, in the form of Exhibit B hereto, to be delivered by the Borrower to the Bank pursuant to Section 2.3 and shall include any accompanying certifications or documents.

  "Obligations" means all indebtedness, obligations and liabilities of the Borrower and its Subsidiaries, if any, to the Bank under this Agreement, the Note or the Security Agreement.

  "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

  "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

  "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

  "Prime Rate" means the prime commercial lending rate of the Bank as publicly announced to be in effect from time to time.

  "Prohibited Transaction" means any transaction set forth in Section
406 of ERISA or Section 4975 of the Code for which there is no applicable statutory or regulatory exemption (including a class exemption or an individual exemption).

  "Property" means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

  "Receivables" means, as of the date of determination thereof, the Borrower's accounts, accounts receivable, contract rights, general intangibles, chattel paper, instruments, notes, drafts and acceptances, documents, tax refunds, insurance proceeds, insurance certificates and policies, securities, deposit accounts, checking accounts, cash, letters of credit and the Borrower's right to receive payment thereunder and all other debts, liabilities and obligations in whatever form owing to the Borrower.

  "Regulations D, X and U" means Regulations D, X and U of the Board of Governors of the Federal Reserve System, as amended or supplemented from time to time.

  "Regulatory Change" means any change after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D and the laws or regulations which designate any assessment rate relating to certificates of deposit or otherwise) or the adoption or making after such date of any orders, rulings, interpretations, directives, guidelines or requests applying to a class of banks including the Bank, of or under any United States federal, state, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

  "Reportable Event" means any of the events set forth in Section
4043(b) of ERISA as to which events the PBGC has not waived the requirement of Section 4043 (a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of any waivers given under Section 412(d) of the Code.

  "Reserve Requirement" means for any Eurodollar Rate Loans for any Interest Period as to which interest is payable hereunder, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such period under Regulation D by member banks of the Federal Reserve System in New York, New York with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against: (i) any category of liabilities which includes deposits by references to which the Eurodollar Rate for Eurodollar Rate Loans is to be determined as provided in the definition of "Eurodollar Rate" in this Article 1, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans.

  "Securities" means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.

  "Security Agreement" means the Security Agreement with respect to the Obligations, dated the date hereof, duly executed by the Borrower, as the same may be amended from time to time.

  "Senior Debt" means at any particular date, with respect to the Borrower and its Subsidiaries, Debt of the Borrower and its Subsidiaries less the face amount of all Subordinated Debt.

  "Senior Officer" means the (a) chief executive officer or (b) chief financial officer of the Person designated.

  "Subordinated Debt" means all Debt of the Borrower payable to Brynwood Partners III which has been subordinated to the Loans pursuant to the Subordination Agreement dated as of the date hereof, between the Bank and Brynwood Partners III.

  "Subordination Agreement" means the Subordination Agreement, dated as of the date hereof, duly executed by the Bank and Brynwood Partners III.

  "Subsidiary" means with respect to any Person, any corporation, partnership or joint venture whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) in the case of a partnership or joint venture, in which such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries. Unless the context otherwise requires, references in this Agreement to "Subsidiary" or "Subsidiaries" shall be deemed to be references to a Subsidiary or Subsidiaries of the Borrower or of a Subsidiary of the Borrower.

  "Subsidiary Financing Statements" means the UCC-l financing statements signed by each Subsidiary in connection with the security interests granted to the Bank pursuant to a Subsidiary Security Agreement.

  "Subsidiary Security Agreement" means a Subsidiary Security Agreement in substantially the form of Exhibit F between a Subsidiary of the Borrower and the Bank in favor of the Bank.

  "Termination Date" means the third anniversary of the Closing Date.
If such date is not a Business Day, the Termination Date shall be the next preceding Business Day.

  "Unfunded Vested Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all vested benefits under the Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

  "Voting Stock" means securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions).

  Section 1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, applied on a consistent basis, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a consistent basis; except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the financial covenants contained in Article 7 would then be calculated in a different manner or with different components (a) the Borrower and the Bank agree to enter into good faith negotiations to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) the Borrower shall be deemed to be in compliance with the financial covenants contained in such Article during the 60 days following any such change in GAAP if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change; provided, however, if an amendment shall not be agreed upon within 60 days or such longer period as shall be agreed to by the Bank, for purposes of determining compliance with such covenants until such amendment shall be agreed upon, such terms shall be construed in accordance with GAAP as in effect on the Closing Date applied on a basis consistent with the application used in preparing the financial statements for the fiscal year ended June 30, 1999.

  Section 1.3 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

  Section 1.4 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

  Section 1.5 References to "Borrower and its Subsidiaries". Any reference herein to "Borrower and its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

  Section 1.6 Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory, the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

                            ARTICLE 2

                           THE LOANS.

  Section 2.1    The Loans.

  (a) Subject to the terms and conditions of this Agreement, the Bank agrees to make revolving loans to the Borrower (hereinafter collectively referred to as the "Loan" or "Loans") from time to time from and including the Closing Date to but not including the earlier of the Termination Date or the termination of the Commitment of the Bank, in an aggregate principal amount at any one time outstanding of up to, but not exceeding, the lesser of (x) $4,000,000 and (y) the Borrowing Base. Each Borrowing under this
Section 2.1 of (i) an Alternate Base Rate Loan shall be in the principal amount of not less than $100,000 or any greater amount which is an integral multiple of $25,000 and (ii) a Eurodollar Rate Loan shall be in the principal amount of not less than $100,000 or any greater amount which is an integral multiple of $25,000. During the Commitment Period and within the foregoing limits, the Borrower may borrow, repay and reborrow Loans, all in accordance with the terms and conditions of this Agreement.

  (b) On the Termination Date, the Commitment of the Bank shall terminate and, subject to the terms and conditions hereof, the aggregate unpaid principal amount of Loans then outstanding shall be immediately due and payable.

  (c) The Bank is authorized to record and, prior to any transfer of the Note, endorse on a schedule forming a part thereof appropriate notations evidencing the date and the amount of each Loan, the interest rate applicable thereto and the date and amount of each payment of principal made by the Borrower with respect thereto; provided that failure to make any such endorsement or notation shall not affect the Obligations of the Borrower hereunder or under the Note. The Bank is hereby irrevocably authorized by the Borrower to so endorse the Note and to attach to and make a part of the Note a continuation of any such schedule as and when required. The Bank may, at its option, record and maintain such information in its internal records rather than on such schedule.

  Section 2.2 The Note. The Loans made by the Bank to the Borrower hereunder shall be evidenced by the Note, payable to the order of the Bank. The Note shall evidence the obligations of the Borrower to pay the lesser of

  (i)  the Commitment or,

  (ii) the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower then outstanding.

  Section 2.3    Procedures for Borrowing under Loans.

  (a) The Borrower shall give the Bank a Notice of Borrowing, in the form of Exhibit B hereto, prior to 11:00 a.m. (New York time), on the date of a Borrowing of a Loan which is an Alternate Base Rate Loan, and at least three (3) Business Days before a Borrowing of a Loan which is a Eurodollar Rate Loan, specifying:

       (i)  the date of such Borrowing, which shall be a Business Day,

       (ii) the principal amount of such Borrowing,

       (iii) whether the Loan comprising such Borrowing is to be an Alternate Base Rate Loan or a Eurodollar Rate Loan, and

       (iv) if a Eurodollar Rate Loan, the Interest Period with respect to such Borrowing.

  (b)  No Notice of Borrowing shall be revocable by the Borrower.

  (c) There shall be no more than four Interest Periods relating to Eurodollar Rate Loans outstanding at any time.

  (d) If the Bank makes a new Loan hereunder on a day on which the Borrower is to repay an outstanding Loan from the Bank, the Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the excess (if any) of the amount being borrowed over the amount being repaid shall be made available by the Bank to the Borrower.

  (e) If, with respect to any Eurodollar Rate Loan, the Bank reasonably determines that, by reason of circumstances affecting the Eurodollar market generally that are beyond the reasonable control of the Bank, the Eurodollar Rate cannot be determined for the applicable Interest Period, the rate at which deposits are offered to the Bank in the relevant market will not accurately reflect the cost to the Bank of making or maintaining any Eurodollar Rate Loan or deposits are not being offered to the Bank in the Eurodollar market for the applicable Interest Period, then the Bank shall give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation to make any future Eurodollar Rate Loan shall be suspended. If at the time of such notice there is then pending a Notice of Borrowing that specifies a Eurodollar Rate Loan, such Notice of Borrowing shall be deemed to specify an Alternate Base Rate Loan.

  Section 2.4 Maturity of Loans and Commitment Reduction. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Loan, or such earlier date as provided herein. The Commitment shall terminate on the Termination Date. Any Loans outstanding on the Termination Date (together with accrued interest thereon) shall be due and payable on the Termination Date (or such earlier date as provided herein). No termination of the Commitment hereunder shall relieve the Borrower of any of its outstanding Obligations to the Bank hereunder or otherwise. The Borrower shall have the right, upon prior written notice of at least five (5) Business Days to the Bank, to terminate or, from time to time, reduce the Commitment, provided that (i) any such reduction of the Commitment shall be accompanied by the prepayment of the Note, together with accrued interest thereon to the date of such prepayment and any amount due pursuant to Section 2.5, to the extent, if any, that the aggregate unpaid principal amount thereof then outstanding exceeds the Commitment as then reduced and (ii) any such termination of the Commitment shall be accompanied by prepayment in full of the unpaid principal amount of the Note together with accrued interest thereon to the date of such prepayment and any amount due pursuant to Section 2.5. Any such partial reduction of the Commitment shall be in an aggregate principal amount of $500,000 or any whole multiple of $100,000 and shall reduce permanently the Commitment then in effect hereunder.

  Section 2.5    Optional Prepayments.

  (a)  The Borrower may, upon notice to the Bank, prepay any Alternate
Base Rate Loan, without premium or penalty, in whole at any time or from time to time in part in minimum amounts of at least $100,000 and in integral multiples of $25,000 in excess thereof, by paying the principal amount being prepaid together with accrued interest thereon to the date of prepayment and any other payments required hereunder, including but not limited to any such payments pursuant to Sections 2.10 and 2.11.

  (b) The Borrower may, upon at least three (3) Business Days' notice to the Bank, prepay any Eurodollar Rate Loan, in whole at any time or from time to time in part in minimum amounts of at least $100,000 and in integral multiples of $25,000 in excess thereof, by paying the principal amount being prepaid together with (i) accrued interest thereon to the date of prepayment and (ii) if such prepayment occurs on a date that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, any amounts required to compensate the Bank for any reasonable losses, costs or expenses (excluding any losses of anticipated profit), as certified by the Bank (such certification setting forth the basis for such compensation), which the Bank may reasonably incur as a result of such prepayment, including without limitation, any loss, cost or expense incurred by reason of funds liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain such Eurodollar Rate Loan and any administrative costs, expenses or charges of the Bank as a result thereof.

  Section 2.6 Mandatory Prepayment. If at any time the aggregate principal amount of the Loans exceeds the Borrowing Base, the Borrower shall notify the Bank of that fact and, unless otherwise agreed to in writing by the Bank, immediately pay to the Bank the amount equal to said excess, accompanied by the payment of accrued interest on the amount of such payment to the date thereof.

  Section 2.7    Interest on the Loans.

  (a) Each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Alternate Base Rate Loan is made to but excluding the date on which it becomes due, at a rate per annum equal to the Alternate Base Rate for such day. Interest shall be payable monthly in arrears from the date of the Borrowing and on the Termination Date. Such interest shall accrue from and including the date of such Borrowing to but excluding the date of any repayment thereof and shall be computed for each payment date on the basis of a fraction, the numerator of which is the actual number of days elapsed from the date of Borrowing, or the last day to which interest thereon has been paid, and the denominator of which is three hundred sixty (360). Overdue principal of and, to the extent permitted by law, overdue interest on the Alternate Base Rate Loans shall bear interest for each day until paid at a rate per annum equal to the Default Rate.

  (b) Each Eurodollar Rate Loan shall bear interest on the unpaid principal amount thereof, for each day from the date such Eurodollar Rate Loan is made to but excluding the date on which it becomes due, at a rate per annum equal to the Eurodollar Rate for the relevant Interest Period, plus the Applicable Margin. Interest shall be payable on the last day of the Interest Period applicable thereto and on the Termination Date. Such interest shall accrue from and including the date of such Borrowing to but excluding the date of any repayment thereof and shall be computed for each payment date on the basis of a fraction, the numerator of which is the actual number of days elapsed from the date of Borrowing, or the last day to which interest thereon has been paid, and the denominator of which is three hundred sixty (360). Overdue principal of and, to the extent permitted by law, overdue interest on the Eurodollar Rate Loans shall bear interest for each day until paid at a rate per annum equal to the Default Rate.

  Section 2.8    Fees.

  (a) The Borrower shall pay to the Bank a facility fee of $20,000 on the Closing Date.

  (b) The Borrower shall pay to the Bank a stand-by commitment fee for the Commitment Period, payable in arrears at a rate per annum of 0.25% on the average daily unused portion of the Bank's Commitment to make Loans. Accrued stand-by commitment fees shall be payable monthly in arrears on the first Business Day of each month beginning May 1, 2000 and shall be computed on the basis of a 360-day year for the actual number of days elapsed.

  (c) The fees required by paragraphs (a) and (b) of this Section 2.8 shall not be refundable.

  Section 2.9 Payments Generally. All payments under this Agreement shall be made in Dollars in immediately available funds not later than 1:00 p.m. New York time) on the due date (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) to the Bank at its address set forth on the signature pages hereof or at such other address as it may hereafter designate by notice to the Borrower for the account of the Lending Office of the Bank specified by the Bank on Schedule 1.1 hereto. The Borrower shall, at the time of making each payment under this Agreement, specify to the Bank the principal or other amount payable by the Borrower under this Agreement to which such payment is to be applied (and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the Bank may apply such payment as it may elect in its sole discretion). If the due date of any payment under this Agreement would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and such extension of time shall in such case be included in the computation of such payment; provided that, if such extension would cause the last day of an Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day.

  Section 2.10   Capital Adequacy.  If after the date hereof, either
(i) the introduction of, or any change in, or in the interpretation or enforcement of, any law, regulation, order, ruling, interpretation, directive, guideline or request or (ii) the compliance with any order, ruling, interpretation, directive, guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued, announced, published, promulgated or made after the date hereof (including, in any event, any law, regulation, order, ruling, interpretation, directive, guideline or request contemplated by the report dated July, 1988 entitled "International Convergence of Capital Measurement and Capital Standards" issued by the Basle Committee on Banking Regulation and Supervisory Practices) affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and the Bank reasonably determines that the amount of such required or expected capital is increased by or based upon the existence of the Bank's Loans hereunder or the Bank's commitment to lend hereunder, then, upon demand by the Bank, the Borrower shall be liable for, and shall pay to the Bank, within thirty (30) days following demand from time to time by the Bank, additional amounts sufficient to compensate the Bank in the light of such circumstances for the effects of such law, regulation, order, ruling, interpretation, directive, guideline or request, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank's Loans hereunder or of the Bank's commitment to lend hereunder. A certificate substantiating such amounts and identifying the event giving rise thereto, submitted to the Borrower by the Bank, shall be conclusive, absent manifest error. The Bank shall promptly notify the Borrower of any event of which it has knowledge occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section, and the Bank shall take any reasonable action available to it consistent with its internal policy and legal and regulatory restrictions (including the designation of a different Lending Office, if any) that will avoid the need for, or reduce the amount of, such compensation and will not in the reasonable judgment of the Bank be otherwise disadvantageous to the Bank.

  Section 2.11 Increased Costs. If after the date hereof, due to either (i) the introduction of, or any change in, or in the interpretation or enforcement of, any law, regulation, order, ruling, directive, guideline or request, or (ii) the compliance with any order, ruling, directive, guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued, announced, published, promulgated or made after the date hereof, there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days following a demand by the Bank, pay to the Bank for the account of the Bank additional amounts sufficient to compensate the Bank for such increased cost; provided, however, that before making any such demand, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would allow the Bank or its Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the reasonable judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate substantiating the amount of such increased cost, submitted to the Borrower by the Bank, shall be conclusive, absent manifest error.

  Section 2.12 Illegality. Notwithstanding any other provision of this Agreement, if after the date hereof the introduction of, or any change in or in the interpretation or enforcement of, any law, regulation, order, ruling, directive, guideline or request shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for the Bank or its Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof by the Bank to the Borrower, (i) the obligation of the Bank to make Eurodollar Rate Loans shall terminate (and the Bank shall make all of its Loans as Alternate Base Rate Loans notwithstanding any election by the Borrower to have the Bank make Eurodollar Rate Loans) and (ii) at the end of the current Interest Period for such Eurodollar Rate Loans, otherwise five (5) Business Days after such notice and demand, all Eurodollar Rate Loans of the Bank then outstanding will automatically convert into Alternate Base Rate Loans; provided, however that before making any such demand, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would allow the Bank or its Lending Office to continue to perform its obligations to make or maintain Eurodollar Rate Loans and would not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate describing such introduction or change in or in the interpretation or enforcement of such law, regulation, order, ruling, directive, guideline or request, submitted to the Borrower by the Bank, shall be conclusive evidence of such introduction, change, interpretation or enforcement, absent manifest error.

  Section 2.13 Payments to be Free of Deductions. All payments by the Borrower under this Agreement shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes (other than any taxes imposed on or measured by the gross income or profits of the Bank), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder, it will pay to the Bank, on the date on which such amount becomes due and payable hereunder and in Dollars, such additional amount as shall be necessary to enable the Bank to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Borrower. If the Bank is at any time, or any permitted assignee of the Bank hereunder (an "Assignee"), is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof, the Bank or the Assignee shall deliver to the Borrower on the date it becomes a party to this Agreement, and at such other times as may be necessary in the determination of the Borrower in its reasonable discretion, such certificates, documents or other evidence, properly completed and duly executed by the Bank or the Assignee (including, without limitation, Internal Revenue Service Form 1001 or Form 4224 or any other certificate or statement of exemption required by Treasury Regulations
Section 1.1441-4(a) or Section 1.1441-6(c) or any successor thereto) to establish that the Bank or the Assignee is not subject to deduction or withholding of United States Federal Income Tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to the Bank or the Assignee of principal, interest, fees or other amounts payable hereunder. Borrower shall not be required to pay any additional amount to the Bank or any Assignee under this Section 2.13 if the Bank or such Assignee shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if the Bank or any Assignee shall have satisfied such requirements on the date it became a party to this Agreement, nothing in this Section 2.13 shall relieve Borrower of its obligation to pay any additional amounts pursuant to this Section 2.13 in the event that, as a result of any change in applicable law, the Bank or such Assignee is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that the Bank or the Assignee is not subject to withholding as described in the immediately preceding sentence.

  Section 2.14 Computations. All computations of interest and like payments hereunder on the Loans shall, in the absence of clearly demonstrable error, be considered correct and binding on the Borrower and the Bank, unless within forty-five (45) days after receipt of any notice by the Bank of such outstanding amount, the Borrower notifies the Bank to the contrary.

  Section 2.15   Obligations Absolute.  The Obligations of the
Borrower to make payments under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, and irrespective of, the following circumstances:

  (a) any lack of validity or enforceability of all or any portion of this Agreement or any other agreement or any instrument relating hereto;

  (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower;

  (c) the existence of any claim, setoff, defense or other right that the Borrower may have; or

  (d) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.





                            ARTICLE 3

                            SECURITY.

  Section 3.1 Security Documents. In order to secure payment when due of the principal and interest under the Loans and the other Obligations under this Agreement, the Borrower agrees to deliver, or cause to be delivered, to the Bank on the Closing Date the following:

  (a)  the Security Agreement and any additional security agreements;

  (b)  the Financing Statements;

  (c)  the Guaranty Agreement;

  (d)  the Subsidiary Security Agreement; and

  (e)  the Subsidiary Financing Statements.

  Section 3.2 Further Assurances. At any time following the delivery of the Security Agreement to the Bank, at the request of the Bank, the Borrower will execute any certificate, instrument, statement or document and will procure any such certificate, instrument, statement or document (and pay all connected costs) which the Bank reasonably deems necessary to preserve or perfect the security interests of the Bank contemplated hereby or thereby.

                            ARTICLE 4

                      CONDITIONS PRECEDENT.

  Section 4.1 Documentary Conditions Precedent. The commitment of the Bank to make the Loans under this Agreement is subject to the condition precedent that the Borrower shall have delivered the following, in form and substance satisfactory to the Bank:

  (a) the Note, for the account of the Bank duly executed by the Borrower;

  (b)  the Negative Pledge Agreement;

  (c) a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Closing Date, attesting on behalf of the Borrower to all corporate action taken by the Borrower, including resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement, the Note, the Security Agreement, the Negative Pledge Agreement and each other document to be delivered pursuant to this Agreement, and attesting to the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Note, the Security Agreement and the other documents to be delivered by the Borrower under this Agreement;

  (d) a certificate of the Secretary or Assistant Secretary of each Subsidiary, dated the Closing Date, attesting on behalf of such Subsidiary to all corporate action taken by such Subsidiary, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Guaranty Agreement, the Subsidiary Security Agreement, the Subsidiary Financing Statements and each other document to be delivered pursuant to this Agreement, and attesting to the names and true signatures of the officers of such Subsidiary authorized to sign the Guaranty Agreement, the Subsidiary Security Agreement, the Subsidiary Financing Statements and the other documents to be delivered by the Borrower under this Agreement

  (e) a certificate of a Senior Officer of the Borrower, dated the Closing Date, certifying on behalf of the Borrower that (i) the representations and warranties in Article 5 are true, complete and correct in all material respects on such date as though made on and as of such date,
(ii) no event has occurred and is continuing which constitutes a Default or Event of Default, (iii) the Borrower has performed and complied with all agreements and conditions contained in this Agreement which are required to be performed or complied with by the Borrower at or before the Closing Date, and (iv) there has been no material adverse change in the financial condition, operations, Properties, business, or as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, if any, taken as a whole, since June 30, 1999;

  (f) copies of (i) pro forma financial statements for the Borrower as of the end of the most recently ended fiscal quarter of the Borrower or more recently and (ii) Borrower's most recent accounts receivable aging report, each in a form reasonably satisfactory to the Bank and providing sufficient information to establish that the Borrower will be in compliance with the covenants set forth in this Agreement, after giving effect to the transactions contemplated herein;

  (g) a certificate of good standing for the Borrower, and each Subsidiary, as of a recent date by the Secretary of State of its jurisdiction of incorporation and each other state, if any, where the Borrower or such Subsidiary, by the nature of its business, is required to qualify to do business, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operations, Properties and business of the Borrower or such Subsidiary or, as far as such Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole;

  (h) a certificate or similar instrument from the appropriate tax authority in the State of Connecticut and each other state, if any, where the Borrower and each Subsidiary, by the nature of its business, is required to qualify to do business, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operations, Properties and business of the Borrower or such Subsidiary or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, as to the payment by the Borrower and such Subsidiary of all taxes owed;

  (i) a favorable opinion of Cummings & Lockwood, counsel to the Borrower and each Subsidiary, dated the Closing Date, in substantially the form set forth in Exhibit E hereto;

  (j) evidence that each consent, license, approval and notice, required in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the Security Agreement, the Negative Pledge Agreement and each other document and instrument required to be delivered in connection herewith, shall have been received or given and such consents, licenses, approvals and notices shall be in full force and effect;

  (k) evidence that all of the outstanding Debt of the Borrower, as set forth in Schedule 5.10, has been fully paid and satisfied, or in the case of indebtedness to Brynwood Partners III, such indebtedness shall be subordinated to the Bank and extended to a period after the expiration of the Commitment Period as more particularly set forth in the Subordination Agreement;

  (l)  the Subordination Agreement;

  (m) all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank and the Bank shall have received any and all other information and documents with respect to the Borrower which it may reasonably request;

  (n) payment to Day, Berry & Howard LLP, special counsel to the Bank, of its legal fees and disbursements;

  (o) most currently available financial statements for each Subsidiary;

  (p) an audit of the Collateral (as such term is set forth in the Security Agreement and the Subsidiary Security Agreement) in form and substance satisfactory to the Bank and its special counsel; and

  (q) a Landlord Waiver and Consent, in form and substance satisfactory to the Bank, duly executed and delivered by the lessor of the property located at 5200 South 19th Street, Lincoln, Nebraska 68501 and more particularly described in that certain lease dated October 10, 1996 by and between Donald W. Linscott and the Borrower, as amended.

  Section 4.2 Additional Conditions Precedent to Each Loan. The obligation of the Bank to make the Loans pursuant to a Borrowing (including the initial Borrowing), unless waived by the Bank, shall be subject to the further conditions precedent that on the date of such Loan:

  (a) the representations and warranties contained in Article 5 of this Agreement are true and correct in all material respects on and as of the date of such Loan as though made on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

  (b) the Borrower has performed and complied with and is in compliance with all agreements and conditions contained in this Agreement which are required to be performed or complied with by the Borrower;

  (c) there does not exist any Default or Event of Default under this Agreement;

  (d) there has been no material adverse change in the financial condition, operations, Properties, business or prospects of the Borrower and its Subsidiaries, if any, taken as a whole, since the date of the last Borrowing under this Agreement; and

  (e) the Bank shall have received (i) a Notice of Borrowing in the form of Exhibit B, detailing the computation of the ratio of funded Senior Debt of the Borrower and its Subsidiaries as of such date to EBITDA of the Borrower and its Subsidiaries for the immediately preceding twelve (12) months and (ii) such approvals, opinions or documents as the Bank may reasonably request.

  Section 4.3 Deemed Representations. Each Notice of Borrowing hereunder and acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty that the statements contained in Section 4.2(a) are true and correct both on the date of such Notice of Borrowing and, unless the Borrower otherwise notifies the Bank prior to such Borrowing, as of the date of such Borrowing.

                            ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES.

  The Borrower hereby represents and warrants the following:

  Section 5.1 Incorporation Good Standing and Due Qualification. The Borrower is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own its assets and to transact the business in which it is now engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operations, Properties, business or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole. The Borrower has all requisite power and authority to execute and deliver and to perform all of its obligations under this Agreement, the Note, the Security Agreement and the other writings contemplated hereby.

  Section 5.2 Corporate Power and Authority: No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, the Note and the Security Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its shareholders; (b) violate any provisions of its articles of incorporation or by-laws; (c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including without limitation, Regulation U and X), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to and binding upon the Borrower or any Subsidiary; (d) result in a breach of or constitute a default or require any consent under any indenture, mortgage, or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or its Properties may be bound; or (e) result in, or require, the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower, except as created by the Security Agreement.

  Section 5.3 Legally Enforceable Agreements. This Agreement, the Note and the Security Agreement constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

  Section 5.4 Litigation. Except as disclosed on Schedule 5.4, there are no actions, suits or proceedings or investigations pending or, as far as the Borrower can reasonably foresee, threatened against or affecting the Borrower or any Subsidiary, or any Property of any of them before any court, governmental agency or arbitrator, which if determined adversely to the Borrower or any Subsidiary would in any one case or in the aggregate, materially adversely affect the financial condition, operations, Properties, business or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement, the Note or the Security Agreement.

  Section 5.5 Financial Statements. The balance sheets of the Borrower and its Subsidiaries as of June 30, 1998 and June 30, 1999 and the related consolidated statements of income, shareholders' equity, and cash flows of the Borrower for the fiscal years then ended, and the accompanying footnotes, together with the unaudited interim consolidated balance sheet of the Borrower as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the six-month period then ended, copies of which have been furnished to the Bank, fairly present the financial condition of the Borrower and any Subsidiaries, taken as a whole, as at such dates and the results of the operations of the Borrower and any Subsidiaries, taken as a whole, for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements). There are no liabilities of the Borrower or any Subsidiary, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since June 30, 1999 and other than this Agreement and the Note. No written information, exhibit or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state any fact necessary to make the statements contained therein not materially misleading as of their respective dates. Since June 30, 1999, no event or circumstance has occurred that would materially adversely affect the financial condition, operations, Properties, business or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement, the Note or the Security Agreement.

  Section 5.6 Ownership and Liens. Each of the Borrower and its Subsidiaries has good and valid title to, or valid leasehold interests in, its material Properties and assets, real and personal, including the material Properties and assets, and leasehold interests reflected in the financial statements referred to in Section 5.5 (other than any Properties or assets disposed of in the ordinary course of business), and none of the material Properties and assets owned by the Borrower or its Subsidiaries, and none of its leasehold interests is subject to any Lien, except as disclosed in such financial statements or in Schedule 5.6, or as may be permitted hereunder.

  Section 5.7 Taxes. Each of the Borrower and its Subsidiaries has filed all federal and state tax returns and all other material local tax returns required to be filed, has paid all due and payable taxes, assessments and governmental charges and levies, including interest and penalties, imposed upon it or upon its Properties, and has made adequate provision for the payment of such taxes, assessments and other charges accruing but not yet due and payable, except with respect to taxes which are being contested in good faith by the Borrower or its Subsidiaries and for which the Borrower or its Subsidiaries has established and maintains adequate reserves for payment. To the best knowledge of Borrower, there is no tax assessment contemplated or proposed by any governmental agency against Borrower or any of its Subsidiaries that would materially adversely affect the financial condition, operations, Properties, business or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement, the Note, or the Security Agreement, other than, as of each date subsequent to the Closing Date, such contemplated or proposed tax assessments with respect to which (i) Borrower has promptly notified Bank in writing of its knowledge and (ii) Borrower or the appropriate Subsidiary of Borrower has in good faith commenced, and thereafter diligently pursued, appropriate proceedings in opposition to such assessment.

  Section 5.8 ERISA. Each of the Borrower and its Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA with respect to any Plan. Within the three-year period prior to the date hereof, neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; each of the Borrower and its ERISA Affiliates has met its minimum funding requirements under ERISA with respect to all of its Plans and there are no Unfunded Vested Liabilities and neither the Borrower nor any ERISA Affiliate has incurred any material liability to the PBGC under ERISA other than for premium payments incurred in the normal course of operating the Plans.

  Section 5.9    Subsidiaries and Ownership of Stock.

  (a) Schedule 5.9 correctly sets forth the names of all Subsidiaries of Borrower. All of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrower or a Subsidiary of the Borrower, as disclosed on said Schedule; there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary; and all such shares or equity interests so owned are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all applicable state and federal securities and other laws, and are free and clear of all Liens, except as may be permitted hereunder.

  (b) Each Subsidiary of the Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the power and authority to own its assets and to transact the business in which it is now engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to be so qualified would not materially adversely affect the financial condition, operations, Properties, business or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Subsidiary to perform its obligations under the Guaranty Agreement or the Subsidiary Security Agreement.

  (c) Each Subsidiary of Borrower is in compliance with all laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any governmental or public agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, would not materially adversely affect the financial condition, operations, Properties, business or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Subsidiary to perform its obligations under the Guaranty Agreement or the Subsidiary Security Agreement.

     Section 5.10 Credit Arrangements. Schedule 5.10.(a) is a complete and correct list of all credit agreements, indentures, guaranties, Capital Leases, mortgages, and other instruments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any of its Subsidiaries is in any manner directly or contingently obligated, other than trade payables in the ordinary course of business; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are therein set forth and are correctly stated as of the date hereof, and all Liens given or agreed to be given as security therefor are therein set forth and are correctly described or indicated in such Schedule.

     Section 5.11 Operation of Business. Each of the Borrower and its Subsidiaries possesses all licenses, permits and franchises, or rights thereto, necessary to conduct its business as now conducted and as presently proposed to be conducted, the absence of which would have a material adverse effect on the financial condition, operations, Properties or business of the Borrower and its Subsidiaries, taken as a whole, and neither the Borrower nor any of its Subsidiaries is in violation in any material respect of any valid rights of others with respect to any of the foregoing.

     Section 5.12 No Default on Outstanding Judgments or Orders. Each of the Borrower and its Subsidiaries has satisfied all material judgments and neither the Borrower nor any Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign, which would, in any one case or in the aggregate, materially adversely affect the financial condition, operations, Properties, business or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement, the Note or the Security Agreement.

     Section 5.13 No Defaults on Other Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, mortgage or loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which would have a material adverse effect on the business, Properties, assets, operations, financial condition or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to carry out its obligations under this Agreement, the Note or the Security Agreement. Neither the Borrower nor any of its Subsidiaries is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

     Section 5.14 Consents and Approvals. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, or exemption by, any governmental or public body or authority, or any subdivision thereof, or any other Person, is required to authorize, or is required in connection with the execution, delivery and performance by the Borrower of, or the legality, validity, binding effect or enforceability of, this Agreement, the Note or the Security Agreement, except the consents, approvals or other similar actions listed on Schedule
5.14 attached hereto which have been duly and properly obtained and are in full force and effect.

     Section 5.15 Partnerships. Except as set forth in Schedule 5.15, neither the Borrower nor any of its Subsidiaries is a partner in any partnership.

     Section 5.16 Environmental Protection. Each of Borrower and its Subsidiaries has obtained all material permits, licenses and other authorizations which are required under all environmental laws, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, except to the extent failure to have any such permit, license or authorization would not reasonably be expected to have a material adverse effect on the business, financial condition, operations, Properties or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole. Each of the Borrower and its Subsidiaries is in compliance with all terms and conditions of the required permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the environmental laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not reasonably be expected to have a material adverse effect on the business, financial condition, operations, Properties or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to carry out its obligations under this Agreement, the Note or the Security Agreement. None of the Properties of the Borrower or its Subsidiaries, either owned or leased, have been included or, as far as the Borrower can reasonably foresee, proposed fo inclusion on the National Priorities List adopted pursuant to the Comprehensive Environmental Response Compensation and Liability Act, as amended, or on any similar list or inventory of sites requiring response or cleanup actions adopted by any other federal, state or local agency.

     Section 5.17 Copyrights Patents, Trademarks, Etc. Each of the Borrower and its Subsidiaries is duly licensed or otherwise entitled to use all patents, trademarks, service marks, trade names, and copyrighted materials which are used in the operation of its business as presently conducted, except where the failure to be so licensed or entitled would not have a materially adverse effect on the financial condition, operations, Properties, business or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole. No claim is pending or, as far as the Borrower can reasonably foresee, threatened against the Borrower or any of its Subsidiaries contesting the use of any such patents, trademarks, service marks, trade names or copyrighted materials, nor does the Borrower know of any valid basis for any such claims, other than claims which, if adversely determined, would not have a material adverse effect on the financial condition, operations, Properties, business or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to carry out its obligations under this Agreement, the Note or the Security Agreement.

     Section 5.18 Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any laws, ordinances, rules or regulations, applicable to it, of any federal, state or municipal governmental authorities, instrumentalities or agencies, including without limitation, the United States Occupational Safety and Health Act of 1970, as amended, except where such violation would not have a material adverse effect on the financial condition, operations, Properties, business or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to carry out its obligations under this Agreement, the Note or the Security Agreement.

     Section 5.19   Events of Default.   No Default or Event of Default has
occurred and is continuing.

     Section 5.20 Use of Proceeds. The Borrower will use the proceeds of the Loans for the working capital purposes of the Borrower and for other general corporate purposes of the Borrower. No part of such proceeds shall be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any "margin stock" (as such term is defined in Regulation G of the Board of Governors of the Federal Reserve System) in violation of Regulations U and X. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such "margin stock."

                            ARTICLE 6

                     AFFIRMATIVE COVENANTS.

     During the term of this Agreement, and until performance, payment and/or satisfaction in full of the Obligations, the Borrower covenants and agrees that it shall, and shall cause each of its Subsidiaries to, unless the Bank otherwise consents in writing:

     Section 6.1 Maintenance of Existence. Preserve and maintain its corporate existence and good standing in its jurisdiction of incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required from time to time, except where failure to be so qualified would not have a material adverse effect on the business, financial condition, operations, Properties or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole.

     Section 6.2 Conduct of Business. Continue to engage in a business of the same general type as conducted by it on the date of this Agreement.

     Section 6.3 Maintenance of Properties. Maintain, keep and preserve all of its material Properties (tangible and intangible), necessary or useful in the conduct of its business, in good working order and condition, ordinary wear and tear excepted, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

     Section 6.4 Maintenance of Records. Keep accurate and complete records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Borrower and its Subsidiaries.

     Section 6.5 Maintenance of Insurance. Maintain insurance (subject to customary deductibles and retentions) with financially sound and reputable insurance companies, in such amounts and with such coverages (including without limitation public liability insurance, fire, hazard and extended coverage insurance on all of its assets, necessary workers' compensation insurance and all other coverages as are consistent with industry practice) as are maintained by companies of established reputation engaged in similar businesses and similarly situated. Each policy of insurance obtained by the Borrower in compliance with this Section 6.5 shall name the Bank as a loss payee and as an additional named insured.

     Section 6.6 Compliance with Laws. Comply in all respects with all applicable laws, rules, regulations and orders, except where the failure to so comply would not have a material adverse effect on the business, financial condition, operations, Properties or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries taken as whole or the ability of the Borrower to carry out its obligations under this Agreement, the Note or the Security Agreement. Such compliance shall include, without limitation, paying all taxes, assessments and governmental charges imposed upon it or upon its Property (and all penalties and other costs, if any, related thereto), unless contested in good faith by appropriate proceedings and for which adequate reserves have been set aside.

     Section 6.7 Right of Inspection. From time to time upon prior notice and in accordance with customary standards and practices within the banking industry (including, without limitation, upon any Event of Default or whenever the Bank may have reasonable cause to believe that an Event of Default has occurred), the Borrower shall permit the Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the Properties of, the Borrower and its Subsidiaries to discuss the affairs, finances and accounts of the Borrower and any such Subsidiaries with any of their respective officers and directors and the Borrower's independent accountants, and to make such verification concerning the Borrower and its Subsidiaries as may be reasonable under the circumstances, and upon request, furnish promptly to Bank true copies of all financial information made available to Senior Officers of Borrower and its Subsidiaries; provided, that the Bank shall use reasonable efforts to not materially interfere with the business of the Borrower and its Subsidiaries and to treat as confidential any and all information obtained pursuant to this Section 6.7, except to the extent disclosure is required by any law, regulation, order, ruling, directive, guideline or request from any central bank or other government authority (whether or not having the force of law).

     Section 6.8 Reporting Requirements. The Borrower shall, and shall cause each of its Subsidiaries, as applicable, to, furnish to the Bank:

     (a) Annual Financial Statements. Within ninety (90) days following Borrower's fiscal year end for 1999 and within ninety (90) days following the end of Borrower's fiscal year for each fiscal year thereafter, copies of:

       (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the close of such fiscal year, and

       (ii) the consolidated statements of income and consolidated statements of stockholders' equity and cash flows, in each case of the Borrower and its Subsidiaries for such fiscal year,

in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and accompanied by an opinion of a firm of independent public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Bank, stating that such financial statements present fairly in all material respects the financial position of the Borrower and its consolidated Subsidiaries and the results of their operations and their cash flows in conformity with GAAP and that the audit of such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted accounting principles consistently applied; provided, however, the Borrower shall provide unaudited consolidating balance sheets and statements of income for each of clause (i) and (ii) above upon request of the Bank.

  (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly fiscal period of the Borrower (other than the fourth fiscal quarter of any fiscal year), copies of:

       (i) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such fiscal quarter, and

       (ii) the consolidated statements of income and consolidated statements of stockholders' equity and cash flows, in each case of Borrower and its Subsidiaries for such fiscal quarter and the portion of such fiscal year ended with such fiscal quarter, in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and certified as presenting fairly in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the end of such period and the results of operations for such period by a Senior Officer of Borrower, subject only to normal year-end accruals and audit adjustments and the absence of footnotes and differences in presentation; provided, however, the Borrower shall provide unaudited consolidating balance sheets and statements of income for each of clause (i) and (ii) above upon request of the Bank.

  (c) Annual Financial Projections. Concurrently with the delivery of the financial statements required pursuant to subsection (a) of this Section, copies of the Borrower's financial projections for the following fiscal year.

  (d)  Monthly Reports of Borrowing Base and Accounts Receivable.
Within fifteen (15) days after the end of each month, or at such shorter intervals as the Bank shall request, a detailed computation of the Borrowing Base in substantially the form of Exhibit C. If there are delays in delivery schedules, if a customer rejects finished goods, or if similar problems arise which may materially adversely affect the quantity or quality of Eligible Inventory, the Borrower shall notify the Bank of such problems immediately. Additionally, within fifteen (15) days after the end of each month, a report with respect to accounts receivable (including aging) of the Borrower, in form and substance satisfactory to the Bank, certified by the Chief Financial Officer of the Borrower.

  (e) Management Letters. Promptly upon receipt thereof, copies of any reports or management letters relating to the internal financial controls and procedures delivered to the Borrower or any of its Subsidiaries by any independent certified public accountant in connection with examination of the financial statements of the Borrower or any such Subsidiary.

  (f) SEC Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Borrower and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 and 15(d) of the Securities and Exchange Act of 1934.

  (g) Notice of Litigation. Promptly after the commencement thereof, notice of any action, suit and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against the Borrower or any of its Subsidiaries (A) which, if determined adversely to the Borrower or such Subsidiary, would have a material adverse effect on the financial condition, operations, Properties, business or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to carry out its obligations under this Agreement, the Note or the Security Agreement, or (B) commenced by any creditor or lessor under any written credit agreement with respect to borrowed money or any material lease which asserts a default thereunder on the part of the Borrower or any of its Subsidiaries.

  (h) Notices of Default. As soon as any Default or Event of Default becomes known to an officer of the Borrower, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

  (i) Other Filings. At any time upon the reasonable request of the Bank, permit the Bank the opportunity to review copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as practicable and in any event within fifteen (15) days after the Borrower or any if its Subsidiaries knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any such Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrower will deliver to the Bank a certificate of a Senior Officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower proposes to take with respect thereto.

  (j) Additional Information. Such additional information as the Bank may reasonably request concerning the Borrower and its Subsidiaries and for that purpose all pertinent books, documents and vouchers relating to its business, affairs and Properties, including investments as shall from time to time be designated by the Bank.

  Section 6.9    Certificates.

  (a) Officer's Certificate. Simultaneously with each delivery of financial statements pursuant to Section 6.8(a) and 6.8(b), the Borrower shall deliver to the Bank a certificate in substantially the form of Exhibit D of its Chief Financial Officer which will

       (i) certify on behalf of the Borrower that such officer has reviewed (A) such financial statements, (B) the Agreement, and (C) the condition and transactions of the Borrower and its Subsidiaries for the period covered by such financial statements, and state that to the best of his knowledge
            (x) the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement, the Note and the Security Agreement, (y) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (z) that there is no manifest error in such financial statements, and

       (ii) include information (with detailed calculations) required to establish whether the Borrower was in compliance with the covenants set forth in this Agreement during the period covered by the financial statements then being delivered.

  (b) Insurance Certificate. Simultaneously with each delivery of financial statements pursuant to Section 6.8(a), the Borrower will deliver to the Bank a certificate evidencing the insurance coverages required by
Section 6.5.

     Section 6.10 Further Assurances. The Borrower shall take all such further actions and execute and file or record, at its own cost and expense, all such further documents and instruments as the Bank may at any time reasonably determine may be necessary or advisable, and shall do, execute, acknowledge, deliver, record, file, re-file, record, register and re-register any and all such further acts, deeds, conveyances, estoppel certificates, transfers, certificates, assurances and other instruments as the Bank may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement, the Note and the Security Agreement.

     Section 6.11 Compliance with Agreements. Promptly and fully comply with all contractual obligations under all agreements, mortgages, indentures, leases and/or instruments to which any one or more of the Borrower and its Subsidiaries is a party, whether such agreements, mortgages, indentures, leases or instruments are with the Bank or another Person, except where such failure to so comply would not have a material adverse effect on the business, financial condition, operations, Properties or, as far as the Borrower can reasonably foresee, prospects of the Borrower and its Subsidiaries taken as whole or the ability of the Borrower to carry out its obligations under this Agreement, the Note or the Security Agreement.

     Section 6.12 Use of Proceeds. Use the proceeds of the Loans only for the purposes described in Section 5.20.

     Section 6.13 Security. Cause any Subsidiary which becomes a Subsidiary after the Closing Date, in accordance with and subject to Sections 7.4 and 7.5, to duly execute and deliver to the Bank a Guaranty Agreement, a Subsidiary Security Agreement, Subsidiary Financing Statements along with any opinions, corporate documents, certificates and other documents reasonably requested by the Bank and its special counsel in form and substance satisfactory to the Bank and its special counsel within 15 days of each Subsidiary becoming a Subsidiary.

                            ARTICLE 7

                       NEGATIVE COVENANTS.

     During the term of this Agreement, and until performance, payment and/or satisfaction in full of the Obligations, the Borrower covenants and agrees that Borrower shall not, and shall not permit its Subsidiaries to, unless the Bank otherwise consents in writing:

     Section 7.1 Debt. Create, incur, assume or suffer to exist any Debt, except:

     (a)  Debt of the Borrower under this Agreement and the Note;

     (b)  Debt permitted under Section 7.2 hereof;

     (c)  the Subordinated Debt;

     (d) Debt secured by the purchase money security interests permitted pursuant to Subsection 7.3(h) not to exceed in the aggregate $250,000 at any time.

     Section 7.2 Guaranties, Etc. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, or to supply or advance any funds, or an agreement to cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     Section 7.3 Liens. Create, incur, assume or suffer to exist any Lien, upon or with respect to any of its Properties, now owned or hereafter acquired, except:

     (a) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

     (b) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than forty-five 45 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

     (c) Liens under workers' compensation, unemployment insurance, social security or similar legislation (other than ERISA);

     (d) judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

     (e) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower or any of its Subsidiaries of the Property or assets encumbered thereby in the normal course of its business or materially impair the value of the Property subject thereto;

     (f)  the Liens listed on Schedule 5.6;

     (g) the Liens created by the Security Agreement and the Subsidiary Security Agreements; and

     (h) Liens constituting purchase money security interests that secure Debt in an amount not to exceed in the aggregate $250,000 at any time; provided that each such Lien covers only the particular equipment or property purchased with such Debt.

     Section 7.4    Investments and Advances.  Except as permitted by
Section 7.5, make or acquire any Investments in any other Person other than
(i) certificates of deposit issued by any bank doing business in and incorporated under the laws of the United States of America, or any state thereof with combined capital, surplus and undivided profits in excess of $100,000,000, (ii) readily marketable direct obligations of the United States of America or its agencies or readily marketable obligations fully guaranteed by the United States of America or its agencies, in each case due within one (1) year from the date of making such investment, (iii) Cayman time deposits held with the Bank, (iv) Acceptable Acquisitions, (v) any money market account or money market mutual funds (vi) commercial paper rated at least "A-1" or the equivalent thereof by Standard & Poor's Corporation or at least "P-1" or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within six (6) months after the date of acquisition or (vii) investments by the Borrower in short-term cash management investments permitted under subsections (ii) or (vi) above or constituting other high quality, short-term investments offered by the Bank as part of its normal cash management services.

     Section 7.5 Mergers and Consolidations and Acquisitions of Assets. Merge or consolidate with any Person (whether or not Borrower or any Subsidiary is the surviving entity), or acquire all or substantially all of the assets or any of the capital stock of any Person; provided that any Subsidiary may merge into the Borrower or any other Subsidiary; provided further that the Borrower or any Subsidiary may acquire all or substantially all of the assets or any of the capital stock of any Person if, after giving effect to such transaction no Default or Event of Default would exist, the Borrower and its Subsidiaries shall be in compliance with all representations and warranties and all covenants hereunder and an officer of such Person provides a certificate showing pro forma compliance with all representations and warranties and covenants hereunder ("Acceptable Acquisitions").

     Section 7.6 Sale of Assets. Sell, lease or otherwise dispose of any of its assets, except in the ordinary course of business.

     Section 7.7 Repayment of Subordinated Debt. Repay any part of the Subordinated Debt, except as permitted by the terms of the applicable subordination agreement.

     Section 7.8 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, or any Person that owns or holds 5% or more of the outstanding common stock of the Borrower, other than (i) transactions between or among (x) the Borrower and its wholly owned Subsidiaries or (y) the Borrower's wholly owned
Subsidiaries, (ii) transactions on terms at least as favorable to the Borrower or its Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

     Section 7.9 Debt to EBITDA Ratio. As of the end of any fiscal quarter permit the ratio of funded Senior Debt of the Borrower and its Subsidiaries to the rolling four quarter EBITDA of the Borrower and its Subsidiaries for such period to be greater than 3.50 to 1.00.

     Section 7.10 EBITDA to Interest Expense Ratio. As of the end of any fiscal quarter permit the ratio of the rolling four quarter EBITDA of the Borrower and its Subsidiaries for such fiscal quarter to Interest Expense for such period to be less than 1.50 to 1.00.

     Section 7.11 Dividends; Distributions. Other than dividends from a Subsidiary to a Borrower, declare or pay any dividends on its capital stock, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its shareholders.

     Section 7.12 Sale of Receivables. Sell, assign or discount any of the Receivables or any promissory note held by it, with or without recourse, other than the endorsement of negotiable instruments for deposit and similar transactions in the ordinary course of business.

     Section 7.13 Capital Expenditures. Make or permit to be made any Capital Expenditure in any fiscal year of the Borrower, or commit to make any Capital Expenditure in any fiscal year, which when added to the aggregate Capital Expenditures of the Borrower and its Subsidiaries theretofore made or committed to be made in that fiscal year, would exceed $900,000.

                            ARTICLE 8

                       EVENTS OF DEFAULT.

     Section 8.1 Events of Default. Any of the following events shall be an "Event of Default":

     (a) (i) the Borrower shall fail to pay any principal amount when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise, or (ii) Borrower shall fail to pay any premium or interest, or any fees or other amounts payable hereunder, within five days after the date due;

     (b) any written statement, representation or warranty made by the Borrower in this Agreement, or the Note or the Security Agreement, or which is contained in any certificate, document, financial or other written statement furnished at any time under or in connection with this Agreement, the Note or the Security Agreement shall prove to have been incorrect in any material respect on or as of the date made;

     (c) the Borrower shall default in the observance or performance of any covenant contained in Section 6.13;

     (d) any written statement, representation or warranty made by any Subsidiary in any Guaranty Agreement or any Subsidiary Security Agreement, or which is contained in any certificate, document, financial or other written statement furnished at any time under or in connection with a Guaranty Agreement or a Subsidiary Security Agreement shall prove to have been incorrect in any material respect on or as of the date made;

     (e) the Borrower shall (i) fail to perform or observe any term, covenant, or agreement contained in Section 5.20, Section 6.8(h) or Article 7; or (ii) fail to perform or observe any term, covenant, or agreement on its part to be performed or observed (other than the obligations specifically referred to elsewhere in this Section 8.1) in this Agreement (including without limitation any such term, covenant or agreement contained in Article 6 hereof), the Security Agreement or the Note and such failure shall continue unremedied for 30 consecutive days;

     (f) by reason of the incorporation by reference of Articles 5, 6 and 7 hereof into the Guaranty Agreements, any Subsidiary shall (i) fail to perform or observe any term, covenant, or agreement contained in Section 5.20, Section 6.8(h) or Article 7; or (ii) fail to perform or observe any term, covenant, or agreement on its part to be performed or observed (other than the obligations specifically referred to elsewhere in this Section 8.1) in this Agreement (including without limitation any such term, covenant or agreement contained in Article 6 hereof), the Guaranty Agreement or the Subsidiary Security Agreement and such failure shall continue unremedied for 30 consecutive days;

     (g) the Borrower or any Subsidiary shall (i) fail to pay any indebtedness, including but not limited to indebtedness for borrowed money (other than the payment Obligations described in (a) above), of the Borrower or such Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed and such failure continues after any applicable notice and grace period, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of the maturity of such indebtedness, or (iii) any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided, however, that it shall not be a Default or Event of Default under this
Section 8.1(g) unless the aggregate principal amount of all such indebtedness as described in clauses (i) through (iii) above shall exceed $50,000;

     (h) the Borrower or any Subsidiary (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced against it in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of sixty (60) days or more; or (v) shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture (other than a proceeding in respect of a Lien permitted under Section 7.3(a)); or (vi) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its Property; or (vii) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more;

     (i) one or more judgments, decrees or orders for the payment of money in excess of $100,000 in the aggregate shall have been rendered against the Borrower or any of its Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of sixty
(60) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

     (j) any of the following events shall occur or exist with respect to the Borrower or any Subsidiary or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event shall occur with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan (other than in a "standard termination" referred to in Section 4041 of ERISA); (iv) any event or circumstance exists which would constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of or for the appointment of a trustee to administer any Plan, or the institution by the PBGC of any such proceedings; (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency or termination of any Multi employer Plan; and in each case above, such event or condition, together with all other such events or conditions, if any, would in the reasonable opinion of the Bank subject the Borrower or such Subsidiary to any tax, penalty or other liability to a Plan, Multiemployer Plan, the PBGC or otherwise (or any combination thereof) which in the aggregate exceed or may exceed $25,000;

     (k) this Agreement, the Note or the Security Agreement shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or the Borrower shall deny it has any further liability or obligation hereunder;

     (l) any Guaranty Agreement or any Subsidiary Security Agreement shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by a Subsidiary or such Subsidiary shall deny it has any further liability or obligation hereunder;

     (m) the Borrower shall be in default under the Security Agreement or any default shall exist under a Guaranty Agreement or a Subsidiary Security Agreement;

     (n) less than fifty-one percent (51%) of the Voting Stock of the Borrower shall be held by Brynwood Partners III.

     Section 8.2 Remedies. Without limiting any other rights or remedies of the Bank provided for elsewhere in this Agreement, the Note, the Security Agreement, a Guaranty Agreement or a Subsidiary Security Agreement, or by applicable law, or in equity, or otherwise, if any Event of Default shall occur and be continuing, the Bank may by notice to the Borrower, (i) declare the Commitment to be terminated, whereupon the same shall forthwith terminate, (ii) declare all amounts owing under this Agreement and the Note to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default referred to in
Section 8.1(e) above with respect to the Borrower, the Commitment shall be immediately terminated, and all such amounts shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

                            ARTICLE 9

                         MISCELLANEOUS.

     Section 9.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement, the Note or the Security Agreement nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 9.2 Usury. Anything herein to the contrary notwithstanding, the Obligations of the Borrower with respect to this Agreement and the Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

     Section 9.3    Expenses; Indemnities.

     (a) Unless otherwise agreed in writing, the Borrower shall reimburse the Bank on demand for all reasonable costs, expenses and charges (including without limitation, reasonable fees and charges of Day, Berry & Howard LLP or any other external legal counsel for the Bank) incurred by the Bank in connection with the preparation, filing, recording, modification and amendment of this Agreement, the Note, the Security Agreement, the Guaranty Agreements or the Subsidiary Security Agreements or any other document to be delivered under this Agreement. The Borrower further agrees to pay on demand all reasonable costs and expenses (including reasonable counsel fees and expenses), if any, in connection with the enforcement of and protection of the rights of the Bank under the provisions of (including without limitation, the enforcement of judgments (whether through negotiations, legal proceedings or otherwise)) this Agreement, the Note, the Security Agreement, the Guaranty Agreements or the Subsidiary Security Agreements or any other document to be delivered under this Agreement and all reasonable costs and expenses incurred by the Bank in auditing the accounts receivable of the Borrower or the Collateral (as defined in the Security Agreement) if in the reasonable judgment of the Bank, such an audit is necessary. Until paid, the amount of any cost, expense or charge shall constitute, together with all accrued interest thereon, part of the Obligations.

     (b) The Borrower hereby agrees to indemnify the Bank upon demand at any time, against any and all losses, costs or expenses which the Bank may at any time or from time to time sustain or incur as a consequence of (i) any failure by the Borrower to pay, punctually on the due date thereof any amount payable by the Borrower to the Bank or (ii) the acceleration, in accordance with the terms of this Agreement, of the time of payment of any of the Obligations of the Borrower. Such losses, costs or expenses may include, without limitation, (i) any costs incurred by the Bank in carrying funds to cover any overdue principal, overdue interest, or any other overdue sums payable by the Borrower to the Bank or (ii) any losses incurred or sustained by the Bank in liquidating or reemploying funds acquired by the Bank from third parties, except to the extent caused by the Bank's gross negligence or willful misconduct.

     (c) The Borrower agrees to indemnify the Bank and its directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, costs or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any transaction contemplated by this Agreement or the Security Agreement, any actions or omissions of the Borrower or any Subsidiary or any of their respective directors, officers, employees or agents in connection with this Agreement, or any actual or proposed use by the Borrower or any Subsidiary of the proceeds of the Loans including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or any Affiliate of the Person to be indemnified).

     (d) The Borrower agrees to indemnify the Bank and its directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, costs or expenses (including without limitation, reasonable fees and disbursements of counsel, engineers or similar professionals) which may be incurred by or asserted against the Bank or any such party in connection with or arising out of or relating to (i) the Bank's compliance with any environmental law with respect to the Properties or operations of the Borrower or its Subsidiaries, (ii) any natural resource damages, governmental fines or penalties or other amounts mandated by any governmental authority, court order, demand or decree in connection with the disposal by the Borrower or its Subsidiaries either on-site or off- site (including leakage or seepage from any such site including third party treatment facilities) of pollutants, contaminants or hazardous wastes and (iii) any personal injury or property damage to third parties resulting from such pollutants, contaminants or hazardous wastes.

     (e) The Borrower agrees to indemnify the Bank and to hold the Bank harmless from and against all losses and expenses that the Bank may sustain or incur (i) if the Borrower makes any payment or prepayment of the principal of any Eurodollar Rate Loan on a day other than the last Business Day of the Interest Period therefor (whether as a result of acceleration of the maturity of such Loan or otherwise) or (ii) if the Borrower, for any reason whatsoever, fails to complete a borrowing or continuation of or a prepayment of any Eurodollar Rate Loan on the date specified therefore in a request by the Borrower pursuant to Section 2.3 or 2.5 hereof (including, without limitation, in each case, any interest payable by the Bank in order to make or maintain such Eurodollar Rate Loan). Without limiting the generality of the foregoing, the amounts due the Bank under this paragraph
(e) may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so paid or prepaid or the amount of the Borrowing that is not completed or continued on the date specified by the Borrower for the period from the date of such payment or prepayment or the date such Borrowing was scheduled to be made to the last day of the applicable Interest Period, in each case at the Eurodollar Rate, over (ii) the amount of interest (as reasonably determined by the Bank) which would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.

     Section 9.4 Term; Survival. This Agreement shall continue in full force and effect as long as any Obligations are owing by the Borrower to the Bank. No termination of this Agreement shall in any way affect or impair the rights and obligations of the parties hereto relating to any transactions or events prior to such termination date, and all warranties and representations of the Borrower shall survive such termination. All representations and warranties made hereunder and in any document, certificate, or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Note or the Security Agreement. The obligations of the Borrower under Sections 2.10, 2.11 and 9.3 shall survive the repayment of the Loans and the termination of the Commitment.

     Section 9.5 Assignment; Participations. This Agreement shall be binding upon, and shall inure to the benefit of the Borrower, the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder. The Bank may sell participations in, or upon forty-five (45) days' notice may assign all or any part of any Loan to another lender, in which event (a) in the case of an assignment, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were the Bank hereunder; and (b) in the case of a participation, the participant shall have no rights under this Agreement, the Note or the Security Agreement. The agreement executed by the Bank in favor of the participant shall not give the participant the right to require the Bank to take or omit to take any action hereunder except action directly relating to (i) the extension of a regularly scheduled payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant,
(ii) the reduction of the principal amount allocated to such participant or
(iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with the Bank. Without limiting the generality of the foregoing, the Bank reserves the right to assign all or any part of any Loan or any of its rights under this Agreement to any Federal Reserve Bank; provided, however, that no such assignment shall release the Bank from its obligations hereunder. The Bank may furnish any information concerning the Borrower in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants).

     Section 9.6 Notices. All notices, requests, demands and other communications provided for herein shall be in writing and shall be (i) hand delivered; (ii) sent by certified, registered or express United States mail, return receipt requested, or reputable next-day courier service; or (iii) given by telex, telecopy, telegraph or similar means of electronic communication. All such communications shall be effective upon the receipt thereof. Notices shall be addressed to the Borrower and the Bank at their respective addresses set forth on the signature pages of this Agreement, or to such other address as the Borrower or the Bank shall theretofore have transmitted to the other party in writing by any of the means specified in this Section 9.6.

     Section 9.7 Setoff. The Borrower agrees that, in addition to (and without limitation of) any right of setoff banker's lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final, and regardless of whether such balances are then due to the Borrower) held by it for the account of the Borrower at any of the Bank's offices, in Dollars or in any other currency, against any amount payable by the Borrower under this Agreement, the Note or the Security Agreement which is not paid when due, taking into account any applicable grace period, in which case it shall promptly notify the Borrower thereof provided that the Bank's failure to give such notice shall not affect the validity thereof.

     Section 9.8    Jurisdiction; Immunities.

     (a) The Borrower hereby irrevocably submits to the jurisdiction of any Connecticut State or United States Federal court sitting in Connecticut over any action or proceeding arising out of or relating to this Agreement, the Note or the Security Agreement, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Connecticut State or Federal court. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 9.6. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower further waives any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum non conveniens. The Borrower further agrees that any action or proceeding brought against the Bank shall be brought only in Connecticut State or United States Federal courts sitting in Connecticut.

     (b) Nothing in this Section shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdictions.

     Section 9.9 Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

     Section 9.10 Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

     Section 9.12 Integration. This Agreement, the Note and the Security Agreement set forth the entire agreement between the parties hereto relating to the transactions contemplated hereby and thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

     Section 9.13 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Connecticut except to the extent that the perfection of the security interest under the Security Agreement, or the remedies thereunder in respect of the Collateral thereunder are governed by the laws of the other states where any of the Collateral is located.

     Section 9.14 Authorization of Third Parties to Deliver Opinions, Etc. The Borrower hereby authorizes and directs each Person whose preparation or delivery to the Bank of any opinion, report or other information is a condition or covenant under this Agreement (including under Articles 5, 6 and 7) to so prepare or deliver such opinion, report or other information for the benefit of the Bank. The Borrower agrees to confirm such authorizations and directions provided for in this Section 9.14 from time to time as may be requested by the Bank.

     Section 9.15 Waivers. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT AND THAT IT MAKES THE FOLLOWING WAIVERS KNOWINGLY AND
VOLUNTARILY:

     (a) EACH PARTY HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING OR ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE NOTE, THE SECURITY AGREEMENT OR ANY OF THE DOCUMENTS RELATED THERETO AND THE ENFORCEMENT OF ANY OF THE BANK'S RIGHTS AND REMEDIES.

     (b) THE BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT IS DELIVERED AS PART OF A COMMERCIAL TRANSACTION AS SUCH TERM IS USED AND DEFINED IN CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES AND VOLUNTARILY AND KNOWINGLY WAIVES ANY AND ALL RIGHTS WHICH ARE OR MAY BE CONFERRED UPON IT UNDER CHAPTER 903a OF SAID STATUTES (OR ANY OTHER STATUTE OF ANY JURISDICTION AFFECTING PREJUDGMENT REMEDIES) TO ANY NOTICE OR HEARING OR PRIOR COURT ORDER OR THE POSTING OF ANY BOND PRIOR TO ANY PREJUDGMENT REMEDY WHICH THE BANK MAY USE. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THE LOANS.

          [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


LINCOLN SNACKS COMPANY

By:    /s/ Kristine A. Crabs
       ----------------------------------------
Name:  Kristine A. Crabs
Title: Vice President & Chief Financial Officer

Address for Notices:
  Lincoln Snacks Company
  4 High Ridge Park
  Stamford, CT 06905

THE BANK OF NEW YORK

By:    /s/ Melinda A. White
       ----------------------------------------
Name:  Melinda A. White
Title: Vice President

Address for Notices:
    The Bank of New York
    10 Mason Street
    Greenwich, Connecticut  06830
    Attn:  Melinda A. White